EXHIBIT 10.5

EXECUTION COPY

AMENDED AND RESTATED PLEDGE AGREEMENT

This Amended and Restated Pledge Agreement (this “Pledge Agreement”) is executed as of January 31, 2008 between Enterprise Informatics Inc., f/k/a Altris Software, Inc., a California corporation (“Pledgor”) and ERP2 Holdings, LLC, a Delaware limited liability company (the “Secured Party”).

WHEREAS, on March 15, 2002, Pledgor executed and delivered a Secured Promissory Note to Spescom Ltd., a United Kingdom corporation (“Parent”) in the original principal amount of $400,000 (the “March Note”);

WHEREAS, concurrently therewith, in order to provide security for Pledgor’s payment obligations under the March Note and subsequent notes executed by the Pledgor in favor of the Parent and its successors and assigns, Pledgor entered into a Pledge Agreement (the “Original Pledge Agreement”) with Parent, pursuant to which Pledgor pledged all of its interest in Enterprise Informatics International Ltd., f/k/a Altris International Limited, a United Kingdom corporation and Enterprise Informatics Ltd., f/k/a Spescom Software Limited, a United Kingdom Corporation (the “Shares”) to Parent;

WHEREAS, concurrently therewith, in order to provide security for Pledgor’s payment obligations under the March Note and subsequent notes executed by the Pledgor in favor of the Parent and its successors and assigns, Pledgor granted a security interest in all its assets pursuant to a Security Agreement (the “Security Agreement”);

WHEREAS, on April 19, 2002, Pledgor executed and delivered a Secured Promissory Note to Parent, in the original principal amount of $500,000 (the “April Note” and, together with the March Note, the “Old Notes”);

WHEREAS, Parent assigned the Old Notes, the Security Agreement and the Original Pledge Agreement to the Secured Party pursuant to the Securities Purchase Agreement, dated as of September 30, 2007, by and between the Secured Party and Parent (the “Securities Purchase Agreement”);

WHEREAS, concurrently herewith, Pledgor executed and delivered a Secured Promissory Note to the Secured Party, in the principal amount of up to $1,500,000 (the “New Note” and, together with the Old Notes, collectively, the “Note”); and

WHEREAS, Pledgor and the Secured Party desire to amend the Original Pledge Agreement to reflect the assignment of the Old Notes to the Secured Party and the execution of the New Note.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Pledge Agreement to read in its entirety as follows:

1.            Grant of Security Interest.  To secure Pledgor’s obligations to Secured Party under the Note (“Obligations”), Pledgor pledges, assigns and grants to Secured Party a security interest in (a) the Shares; and (b) all stock or cash dividends, substitutions, and shares issued pursuant to any merger or reorganization, or any other proceeds of such Shares as defined in Section 9-102(a)(64) of the New York Uniform Commercial Code.

2.            Delivery of Shares.  Secured Party acknowledges that it has possession of the Shares and agrees that it shall, on or before February 30, 2008, deliver the Shares to Pledgor for purposes of facilitating Pledgor’s performance of its obligations under the following sentence.  Pledgor shall, on or before 15 days following its receipt of the Shares from the Secured Party pursuant to the preceding sentence, validly endorse the Shares in blank and deliver the Shares to the Secured Party, and agrees that the Shares shall concurrently be held in pledge by Secured Party hereunder to secure the Obligations.

3.            Terms of Pledge.  The Shares shall be held by Secured Party in pledge subject to the terms and conditions of this Pledge Agreement. As long as no default exists as described in Paragraph 5 below, Pledgor shall have the right at all times to vote such Shares on any and all matters.

4.            Negative Covenants.  Until all obligations secured by this Pledge Agreement shall have been fully and finally performed, Pledgor shall not without the prior written consent of Secured Party: (a) create or suffer to exist any further security interest the Shares; or (b) sell or otherwise dispose of the Shares. Secured Party shall retain the Shares to secure Pledgor’s obligations to Secured Party under this Pledge Agreement.

5.            Events of Default.  There shall be a default under this Pledge Agreement if Pledgor causes or suffers an Event of Default under the Note or the Security Agreement.

6.            Rights of Secured Party Upon Default.  In the event of an uncured default of an Obligation, Secured Party shall have the rights of a secured party under the New York Uniform Commercial Code except for the right to seek a deficiency following sale or other disposition of the Shares, it being understood that Secured Party’s sole and only recourse shall be to the Shares.

7.            Duties of Secured Party.

7.1.            Unless a default has occurred which remains uncured, the Secured Party’s sole duty shall be to hold the Shares until such time as the Obligation has been paid in full. The Secured Party is directed to deliver the Shares to Pledgor at such time as the Obligation has been paid in full or otherwise satisfied or released. At that time, Pledgeholder shall return the Shares and the certificate representing the Shares to Pledgor, and all Shares shall be deemed released from this pledge.

7.2.            In performing obligations hereunder including any performance hereunder in the event of a dispute, the Secured Party shall be reimbursed for any costs and expenses of performance hereunder.

8.            Representations and Warranties of Secured Party.  Secured Party represents and warrants to Pledgor that except for the security interest created by this Pledge Agreement, no person or entity has any right, title, interest, or claim in or to the Shares or any part of the Shares.

9.            Governing Law.  This Pledge Agreement is governed by and construed in accordance with the laws of the State of New York, irrespective of New York’s choice-of-law principles. For purposes of venue and jurisdiction, this Pledge Agreement shall be deemed made and to be performed in the City of New York, New York.

10.            Further Assurances.  Each party to this Pledge Agreement shall execute and deliver all instruments and documents id take all actions as may be reasonably required or appropriate to carry out the purposes of this Pledge Agreement.

11.            Counterparts and Exhibits.  This Pledge Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Pledge Agreement are incorporated into this Pledge Agreement.

12.            Modification.  This Pledge Agreement may be modified only by a contract in writing executed by the party to this Pledge Agreement against whom enforcement of the modification is sought.

13.            Headings.  The paragraph headings in this Pledge Agreement: (a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Pledge Agreement, and (c) may not be used in the interpretation of this Pledge Agreement.

14.            Prior Understandings.  This Pledge Agreement and all documents specifically referred to and executed in connection with this Pledge Agreement: (a) contain the entire and final agreement of the parties to this Pledge Agreement with respect to the subject matter of this Pledge Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations ad warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Pledge Agreement.

15.            Interpretation.  Wherever the context of this Pledge Agreement requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and the use of any gender specific pronoun shall include any other appropriate ender. The conjunctive ‘or” shall mean “and/or” unless otherwise required by the context in which the conjunctive “or” issued. Pledgor and Secured Party have each had the opportunity to be represented by legal counsel and hereby waive any benefit under any rule of law or legal decision that would require interpretation of any ambiguities in this Pledge Agreement against the party drafting.  The provisions of this Pledge Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Pledge Agreement.

16.            Representation.  This Pledge Agreement has been prepared by Stroock & Stroock & Lavan LLP (“Stroock”), as counsel for Secured Party. By this provision, Stroock affirms that it represents no other party in this transaction and suggests the advisability of all other parties obtaining the advice and representation of independent counsel.

17.            Partial Invalidity.  Each provision of this Pledge Agreement is valid and enforceable to the fullest extent permitted by law.  If any provision of this Pledge Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Pledge Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

18.            Notices.  Each notice and other communication required or permitted to be given under this Pledge Agreement “Notice”) must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile or electronic mail to the facsimile number or email address for such party set forth below, (c) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

To Pledgor:	Enterprise Informatics Inc. 10052 Mesa Ridge Court, Suite 100 San Diego, CA 92121 Attention: John Low Fax: (858) 625-3010 Email: jlow@enterpriseinformatics.com

Copy to:	Gibson, Dunn & Crutcher LLP 1881 Page Mill Road Palo Alto, CA 94304 Attention: Russell C. Hansen Fax: (650) 849-5333 Email: rhansen@gibsondunn.com

To Secured Party:	ERP2 Holdings, LLC c/o Richard Shorten 694 Weed Street New Canaan, CT 06840 Attention: Board of Managers Fax: (702) 995-4535 Email: rshorten@silverminecapital.com

Copy to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 Attention: Brett Lawrence Fax: (212) 806-6006 Email: blawrence@stroock.com

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party written notice of a new address in the manner set forth above.

19.            Waiver.  Any waiver of a default or provision under this Pledge Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Pledge Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

20.            Fees and Expenses.  The Debtor shall pay all reasonable fees and expenses of the Secured Party in connection with the negotiation, execution and delivery of this Pledge Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Pledgor and the Secured Party have each caused this Agreement to be executed by its duly authorized representative as of the day and year first written above.

PLEDGOR:	ENTERPRISE INFORMATICS INC.

	By:	/s/ John W. Low
Name: John W. Low
Title: Chief Financial Officer

SECURED PARTY:	ERP2 HOLDINGS, LLC

	By:	/s/ Kevin Wyman
Name: Kevin Wyman
Title: Majority Manager